Exhibit 99.1

     Benihana Inc. Reports 9.0% Increase in First Quarter Comparable Sales;
             Total Fiscal 2006 First Quarter Sales Increased 13.5%


    MIAMI--(BUSINESS WIRE)--July 25, 2005--Benihana Inc. (NASDAQ:BNHNA and BNHN), operator of the nation's largest chain of Japanese and sushi theme restaurants, today announced a 9.0% increase in company-wide comparable sales for the fiscal first quarter (16 weeks) ended July 17, 2005. Total restaurant sales for the period increased 13.5%, compared with the same period last year, to $73.7 million.
    At the teppanyaki Benihana restaurants, comparable sales for the period advanced 8.5%, benefiting from a blended 2.5% to 3.0% price increase instituted beginning in the second quarter last fiscal year and increases in guest traffic. Total sales of the teppanyaki restaurants for the period increased 10.2%, compared to the same period last year, to $57.8 million. None of the Company's teppanyaki restaurants were temporarily closed for remodeling, however the Company intends to make remodeling closures which average approximately nine weeks each for up to eight units over the remainder of the year. The remodeling will incorporate features of the Company's new prototype design that will create a fresh new style enhancing the customers' experience at the Benihana restaurants.
    RA Sushi comparable sales increased 25.0%, based on seven units in operation during both comparative periods and total sales increased 43.6% to $7.0 million. Haru's comparable unit sales for the period increased 0.5% and total sales for the chain increased 16.0% to $8.2 million. The one Doraku unit increased sales 23.3% to $0.6 million for the quarter.
    The Company believes that the strong sales performance in the fiscal first quarter, combined with effective cost controls and generally favorable commodity prices, will result in net income per share for the period substantially greater than previously anticipated. The Company had indicated that fiscal first quarter net income could amount to 28 to 30 cents per share. Benihana expects to release results for the first quarter during the week of August 15, 2005.
    Benihana closed the quarter with a total of 72 restaurants, including four new restaurants added during the past 12 months. These include two Harus, one in the Gramercy Park area of New York City and the other in Philadelphia, Pennsylvania, the chain's first restaurant outside of New York City, a Benihana in Carlsbad, California; and a RA Sushi in Las Vegas, Nevada.

    About Benihana

    Benihana, now in its 41st year and operator of the nation's largest chain of Japanese and sushi theme restaurants, currently operates 72 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are six restaurants - two Benihana teppanyaki restaurants and four RA Sushi restaurants. In addition, a total of 21 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, the outcome of litigation including the litigation commenced by Benihana of Tokyo, Inc. and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.


    CONTACT: Benihana Inc.
             Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232